EXHIBIT 99.1

Steelcase Reports Fourth Quarter Results and Increases Quarterly Dividend by 50% to $0.09

Momentum in the Americas Expected to Continue in First Quarter

GRAND RAPIDS, Mich., March 22, 2012 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported fourth quarter revenue of $690.2 million and net income of $14.9 million, or $0.11 per share. Excluding restructuring costs, adjusted earnings were $0.14 per share. Revenue and earnings per share were within company estimates. Steelcase reported $622.9 million of revenue and earnings of $0.08 per share in the fourth quarter of the prior year.

Organic revenue growth in the fourth quarter was 10 percent after adjusting for the net favorable impact of $11 million associated with acquisitions and divestitures and approximately $3 million related to unfavorable currency translation effects. The Americas posted 13 percent organic growth over the prior year and EMEA grew organically by 4 percent. Revenue growth in the Americas was broad-based and included a higher mix of project revenue from some of the company's largest corporate customers.

"The Americas had another great quarter, achieving double digit organic revenue growth for the sixth consecutive quarter," said James P. Hackett, president and CEO. "Fourth quarter orders and backlog in the Americas remained strong and as a result, we expect the sales momentum to continue into the first quarter of fiscal 2013."

Current quarter operating income of $18.5 million compares to $19.6 million in the prior year, which included a gain from the IDEO ownership transition of $9 million (net of incremental variable compensation expense). Excluding restructuring costs, fourth quarter adjusted operating income of $23.0 million compares with $26.7 million in the prior year. Benefits associated with the organic revenue growth in the quarter were offset in part by a higher mix of project revenue from some of the company's largest corporate customers. The results also reflect higher spending on product development and other initiatives and start-up expenses and other costs associated with the consolidation of North American manufacturing facilities announced in January 2011.

Cost of sales was 70.0 percent of revenue in the current quarter, which was flat compared to the prior year. Higher absorption of fixed costs associated with the revenue growth in the quarter was offset by a shift in business mix and increases in inventory and warranty reserves. Initial benefits realized from the consolidation of manufacturing facilities in North America were offset by start-up and other costs associated with the production moves.

Operating expenses in the fourth quarter were $184.1 million compared with $160.5 million in the prior year, which included a gain of $13.2 million associated with the IDEO ownership transition offset in part by an asset impairment charge of $4.0 million. The remaining increase was largely due to increased spending on product development and other initiatives and the impact of a dealer acquisition, offset in part by lower variable compensation expenses.

Investment income increased $2.2 million in the current quarter compared to the prior year primarily due to variable life company-owned life insurance gains.

Income tax expense was favorably impacted by a number of discrete items which had the effect of lowering the effective tax rate for the quarter to approximately 28%.

The company repurchased 971 thousand shares at a cost of $6.7 million in the fourth quarter. The repurchases were made under a stock repurchase agreement which expired March 21, 2012. The company has $153 million of remaining availability under its existing share repurchase authorization.

Cash, short-term investments and the cash surrender value of variable life COLI totaled $304.3 million and total debt was $291.5 million at the end of the fourth quarter.

The company recently amended and restated its bank syndicated, revolving credit facility. The new agreement allows for borrowings of up to $125 million and includes less restrictive financial covenants compared to the prior facility.

The Board of Directors of Steelcase Inc. today declared a cash dividend of $0.09 per share, which is an increase of $0.03 per share or 50% compared to the dividend for the prior quarter, to be paid on or before April 11, 2012 to shareholders of record as of April 2, 2012.

"The results included a number of items which reduced our operating income this quarter," said David C. Sylvester, senior vice president and CFO. "Year-end inventory adjustments, increases in warranty reserves in EMEA and costs associated with the production moves in North America totaled approximately $7.5 million. Plus, we accelerated a number of product development and other initiatives, resulting in a significantly higher level of operating expenses compared to previous quarters."

Fiscal 2012 Results

For fiscal 2012, the company recorded $2.75 billion of revenue and net income of $56.7 million, or $0.43 per share, which compares to $2.44 billion of revenue and net income of $20.4 million, or $0.15 per share, in fiscal 2011. Organic revenue growth was 14 percent over the prior year.

Operating income of $97.1 million for fiscal 2012 compared to operating income of $51.5 million in fiscal 2011, which included $21 million associated with IDEO which was not consolidated during the current year.  Current year results included $(30.5) million of restructuring costs compared to $(30.6) million in the prior year.

"Adjusted for the deconsolidation of IDEO, operating income for the fiscal year more than tripled compared to the prior year," said Mr. Sylvester.  "Overall organic growth of 14 percent was fueled by 19 percent organic growth in the Americas which we believe exceeded industry growth rates for the same period."

Outlook

Fourth quarter order growth in the Americas approximated 19 percent compared to the prior year, or approximately 13 percent when adjusted for the estimated pull-forward impact of a November 2010 price increase. The company expects first quarter fiscal 2013 revenue to be in the range of $665 to $690 million. This estimate includes an assumption of approximately $11 million from unfavorable currency translation effects compared to the prior year, as well as revenue from a dealer acquisition completed during the first quarter of fiscal 2012. The company reported revenue of $639.4 million in the first quarter of fiscal 2012, which included $4 million of revenue from a small division at PolyVision which has been divested.  Adjusted for these impacts, the company projects first quarter organic revenue growth in the range of 5 to 9 percent over the prior year.

Steelcase expects to report earnings between $0.08 and $0.12 per share for the first quarter of fiscal 2013, including restructuring costs of approximately $0.02 per share. On a sequential basis, this estimate reflects the company's expectation for a continued higher level of project revenue from some of its largest corporate customers, continuation of costs associated with the consolidation of manufacturing facilities and lower spending on product development and other initiatives. Steelcase reported earnings of $0.06 per share in the first quarter of fiscal 2012, including restructuring costs of approximately $0.05 per share.

"Steelcase celebrated its 100th anniversary last week, a milestone few companies have achieved," Mr. Hackett said. "Our ideas and insights have fueled our global leadership of this industry, and we expect to build on that leadership next year and over the years to come."

Business Segment Results
(in millions)

As of the end of the first quarter of fiscal year 2012, we realigned our reportable segments for financial reporting purposes primarily as a result of the previously announced organizational changes to strengthen our position as a globally integrated enterprise. The accompanying segment data for the prior period has been reclassified to reflect these realignments.

	(Unaudited)
	Three Months Ended
	February 24,	February 25,
	2012	2011	% Change

Revenue
Americas (1)	$ 464.2	$ 396.2	17.2%
EMEA (2)	155.8	153.4	1.6%
Other (3)	70.2	73.3	(4.2%)
Consolidated revenue	$ 690.2	$ 622.9	10.8%

Operating income (loss)
Americas	$ 27.4	$ 15.8
EMEA	1.7	(2.6)
Other	(2.3)	0.6
Corporate (4)	(8.3)	5.8
Consolidated operating income	$ 18.5	$ 19.6

Operating income percent	2.7%	3.1%

Revenue Mix
Americas (1)	67.3%	63.6%
EMEA (2)	22.6%	24.6%
Other (3)	10.1%	11.8%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse, Turnstone, Details and Nurture by Steelcase brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase brand, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, PolyVision and Designtex.
  Corporate expenses include unallocated portions of executive and shared services functions such as information technology, human resources, finance, legal, research and development and corporate facilities.

YEAR OVER YEAR ORGANIC REVENUE GROWTH BY SEGMENT
Q4 2012 vs. Q4 2011
	Steelcase Inc.	Americas	EMEA	Other category

Q4 2011 revenue, reported	$ 622.9	$ 396.2	$ 153.4	$ 73.3
Divestiture	(4.6)			(4.6)
Currency translation effects*	(3.0)	(1.0)	(3.0)	1.0
Adjusted Q4 2011 revenue	615.3	395.2	150.4	69.7

Q4 2012 revenue, reported	690.2	464.2	155.8	70.2
Dealer acquisition	(15.7)	(15.7)
Adjusted Q4 2012 revenue	674.5	448.5	155.8	70.2
Organic growth $	$ 59.2	$ 53.3	$ 5.4	$ 0.5
Organic growth %	10%	13%	4%	1%
* Currency translation effects represent the estimated net effect of translating Q4 2011 foreign currency revenues using the average exchange rates during Q4 2012.

YEAR OVER YEAR ORGANIC REVENUE GROWTH
FY 2012 vs. FY 2011
	Steelcase Inc.

2011 revenue, reported	$ 2,437.1
IDEO ownership transition & divestiture	(112.2)
Currency translation effects*	30.0
Adjusted 2011 revenue	2354.9

2012 revenue, reported	2,749.5
Dealer acquisition	(55.7)
Adjusted 2012 revenue	2,693.8
Organic growth $	$ 338.9
Organic growth %	14%
* Currency translation effects represent the estimated net effect of translating Q4 2011, Q3 2011, Q2 2011 and Q1 2011 foreign currency revenues using the average exchange rate during Q4 2012, Q3 2012, Q2 2012 and Q1 2012, respectively.

PROJECTED ORGANIC REVENUE GROWTH
Q1 2013 vs. Q1 2012
	Steelcase Inc.

Q1 2012 revenue, reported	$ 639
Divestiture	(4)
Currency translation effects*	(11)
Adjusted Q1 2012 revenue	624

Q1 2013 revenue, projected	665 - 690
Dealer acquisition	10
Adjusted Q1 2013 projected revenue	655 - 680
Organic growth $	$ 31 - 56
Organic growth %	5% - 9%
* Currency translation effects represent the estimated net effect of translating Q1 2013 foreign currency revenues using the exchange rate at the end of Q4 2012.

STEELCASE INC.
ADJUSTED EARNINGS PER SHARE	Q4 2012

Earnings per share, reported	$ 0.11
Restructuring costs, net of tax, per share	0.03
Adjusted earnings per share	$ 0.14

Steelcase Inc.
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2012		February 25, 2011		February 24, 2012		February 25, 2011

Revenue	$ 690.2	100.0%	$ 622.9	100.0%	$ 2,749.5	100.0%	$ 2,437.1	100.0%
Cost of sales	483.1	70.0	435.7	70.0	1,913.6	69.6	1,693.8	69.5
Restructuring costs	1.5	0.2	5.7	0.9	26.2	1.0	25.8	1.1
Gross profit	205.6	29.8	181.5	29.1	809.7	29.4	717.5	29.4
Operating expenses	184.1	26.7	160.5	25.8	708.3	25.8	661.2	27.1
Restructuring costs	3.0	0.4	1.4	0.2	4.3	0.1	4.8	0.2
Operating income	$ 18.5	2.7%	$ 19.6	3.1%	$ 97.1	3.5%	$ 51.5	2.1%
Add: restructuring costs	4.5	0.6	7.1	1.1	30.5	1.1	30.6	1.3
Adjusted operating income	$ 23.0	3.3%	$ 26.7	4.2%	$ 127.6	4.6%	$ 82.1	3.4%

Americas
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2012		February 25, 2011		February 24, 2012		February 25, 2011

Revenue	$ 464.2	100.0%	$ 396.2	100.0%	$ 1,842.5	100.0%	$ 1,504.6	100.0%
Cost of sales	322.7	69.5	280.2	70.7	1,285.0	69.7	1,066.3	70.9
Restructuring costs	4.7	1.0	0.9	0.2	20.2	1.1	6.6	0.4
Gross profit	$ 136.8	29.5	115.1	29.1	537.3	29.2	431.7	28.7
Operating expenses	108.3	23.3	99.1	25.0	405.3	22.0	360.0	23.9
Restructuring costs	1.1	0.3	0.2	0.1	1.5	0.1	1.1	0.1
Operating income	$ 27.4	5.9%	$ 15.8	4.0%	$ 130.5	7.1%	$ 70.6	4.7%
Add: restructuring costs	5.8	1.3	1.1	0.3	21.7	1.2	7.7	0.5
Adjusted operating income	$ 33.2	7.2%	$ 16.9	4.3%	$ 152.2	8.3%	$ 78.3	5.2%

EMEA
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2012		February 25, 2011		February 24, 2012		February 25, 2011

Revenue	$ 155.8	100.0%	$ 153.4	100.0%	$ 603.1	100.0%	$ 547.3	100.0%
Cost of sales	111.6	71.6	108.3	70.6	427.9	70.9	390.5	71.4
Restructuring costs	(3.2)	(2.1)	4.9	3.2	5.0	0.8	18.7	3.4
Gross profit	47.4	30.5	40.2	26.2	170.2	28.3	138.1	25.2
Operating expenses	43.7	28.1	42.7	27.8	175.0	29.0	156.1	28.5
Restructuring costs	2.0	1.3	0.1	0.1	3.0	0.5	0.4	0.1
Operating income (loss)	$ 1.7	1.1%	$ (2.6)	(1.7%)	$ (7.8)	(1.3%)	$ (18.4)	(3.4%)
Add: restructuring costs	(1.2)	(0.8)	5.0	3.3	8.0	1.3	19.1	3.5
Adjusted operating income (loss)	$ 0.5	0.3%	$ 2.4	1.6%	$ 0.2	0.0%	$ 0.7	0.1%

Other
	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2012		February 25, 2011		February 24, 2012		February 25, 2011

Revenue	$ 70.2	100.0%	$ 73.3	100.0%	$ 303.9	100.0%	$ 385.2	100.0%
Cost of sales	48.8	69.5	47.2	64.4	200.7	66.0	237.0	61.5
Restructuring costs	--	--	(0.1)	(0.1)	1.0	0.4	0.5	0.1
Gross profit	21.4	30.5	26.2	35.7	102.2	33.6	147.7	38.4
Operating expenses	23.8	33.9	24.5	33.4	97.6	32.1	131.0	34.0
Restructuring costs	(0.1)	(0.1)	1.1	1.5	(0.2)	(0.1)	3.3	0.9
Operating income (loss)	$ (2.3)	(3.3%)	$ 0.6	0.8%	$ 4.8	1.5%	$ 13.4	3.5%
Add: restructuring costs	(0.1)	(0.1)	1.0	1.4	0.8	0.3	3.8	1.0
Adjusted operating income (loss)	$ (2.4)	(3.4%)	$ 1.6	2.2%	$ 5.6	1.8%	$ 17.2	4.5%

Corporate	(Unaudited)				(Unaudited)
	Three Months Ended				Twelve Months Ended
	February 24, 2012		February 25, 2011		February 24, 2012		February 25, 2011

Operating expenses	$ 8.3		$ (5.8)		$ 30.4		$ 14.1
Add: restructuring costs	--		--		--		--
Adjusted operating loss	$ (8.3)		$ 5.8		$ (30.4)		$ (14.1)

Webcast

Steelcase will discuss fourth quarter and full year fiscal year 2012 results and business outlook on a conference call and webcast at 11:00 a.m. EDT tomorrow. Links to the webcast are available at ir.steelcase.com. Related presentation slides will be available on the company's website shortly after this press release is issued.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue over the prior year excluding currency translation effects and the impacts of the IDEO ownership transition and other acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs; and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs, net of tax.    These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demands; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For 100 years, Steelcase Inc. has helped create great experiences for the world's leading organizations – wherever work happens. Steelcase and our family of brands – including Steelcase®, Coalesse®, Designtex®, Details®, Nurture®, PolyVision® and Turnstone® – offer a comprehensive portfolio of furnishings, products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including approximately 650 dealers. Steelcase is a global, industry-leading and publicly traded company with fiscal 2012 revenue of $2.75 billion.

The Steelcase Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4484

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	February 24,	February 25,	February 24,	February 25,
	2012	2011	2012	2011

Revenue	$ 690.2	$ 622.9	$ 2,749.5	$ 2,437.1
Cost of sales	483.1	435.7	1,913.6	1,693.8
Restructuring costs	1.5	5.7	26.2	25.8
Gross profit	205.6	181.5	809.7	717.5
Operating expenses	184.1	160.5	708.3	661.2
Restructuring costs	3.0	1.4	4.3	4.8
Operating income	18.5	19.6	97.1	51.5
Interest expense	(5.5)	(5.4)	(25.6)	(19.3)
Investment income (loss)	5.5	3.3	5.6	13.8
Other income (expense), net	2.1	1.6	4.9	5.4
Income before income taxes	20.6	19.1	82.0	51.4
Income tax expense	5.7	8.7	25.3	31.0
Net income	$ 14.9	$ 10.4	$ 56.7	$ 20.4

Basic and diluted per share data:
Basic earnings per share	$ 0.11	$ 0.08	$ 0.43	$ 0.15
Diluted earnings per share	$ 0.11	$ 0.08	$ 0.43	$ 0.15
Dividends declared and paid per common share	$ 0.06	$ 0.04	$ 0.24	$ 0.16
Weighted average shares outstanding - basic	129.2	135.0	131.9	134.9
Weighted average shares outstanding - diluted	129.2	135.0	131.9	134.9

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	February 24,	February 25,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$ 112.1	$ 142.2
Short-term investments	79.1	350.8
Accounts receivable, net	271.4	271.0
Inventories	139.5	127.1
Deferred income taxes	42.4	58.0
Other current assets	57.6	63.2
Total current assets	702.1	1,012.3

Property and equipment, net	346.9	345.8
Company-owned life insurance	227.6	223.1
Deferred income taxes	132.5	132.2
Goodwill and other intangible assets, net	195.4	196.5
Other assets	96.5	86.6
Total assets	$ 1,701.0	$ 1,996.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 191.3	$ 195.0
Short-term borrowings and current portion of long-term debt	2.6	255.5
Accrued expenses:
Employee compensation	123.0	136.3
Employee benefit plan obligations	22.6	15.5
Other	122.4	134.5
Total current liabilities	461.9	736.8

Long-term liabilities:
Long-term debt less current maturities	288.9	291.3
Employee benefit plan obligations	161.1	170.0
Other long-term liabilities	80.5	80.0
Total long-term liabilities	530.5	541.3
Total liabilities	992.4	1,278.1

Shareholders' equity:
Common stock	1.1	48.5
Additional paid-in capital	32.6	20.2
Accumulated other comprehensive income	0.8	0.6
Retained earnings	674.1	649.1
Total shareholders' equity	708.6	718.4
Total liabilities and shareholders' equity	$ 1,701.0	$ 1,996.5

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Year Ended
	February 24,	February 25,
	2012	2011

OPERATING ACTIVITIES
Net income	$ 56.7	$ 20.4
Depreciation and amortization	56.4	64.4
Changes in cash surrender value of company-owned life insurance	(4.5)	(13.5)
Changes in deferred income taxes	17.3	11.3
Changes in accounts receivable, net, inventories and accounts payable	(11.1)	(59.5)
Changes in employee compensation liabilities	(6.9)	41.7
Changes in other operating assets and liabilities	(31.3)	5.2
Other, net	25.1	5.1

Net cash provided by operating activities	101.7	75.1

INVESTING ACTIVITIES
Capital expenditures	(64.9)	(46.0)
Proceeds from disposal of fixed assets	11.7	44.9
Purchase of investments	(195.8)	(335.4)
Liquidation of investments	466.1	59.0
Acquisitions, net of divestiture	(18.6)	29.8
Other, net	4.7	(9.0)

Net cash provided by (used in) investing activities	203.2	(256.7)

FINANCING ACTIVITIES
Borrowings of long-term debt, net of issuance costs	0.2	247.4
Repayments of long-term debt	(255.5)	(2.8)
Dividends paid	(31.7)	(21.6)
Common stock repurchases	(47.7)	(10.8)
Other, net	0.4	(1.1)

Net cash provided by (used in) financing activities	(334.3)	211.1

Effect of exchange rate changes on cash and cash equivalents	(0.7)	1.6

Net increase (decrease) in cash and cash equivalents	(30.1)	31.1
Cash and cash equivalents, beginning of period	142.2	111.1
Cash and cash equivalents, end of period	$ 112.1	$ 142.2
CONTACT: Investor Contact:
         Raj Mehan
         Investor Relations
         (616) 246-4251

         Media Contact:
         Laura VanSlyke
         Public Relations
         (616) 247-2747